Preliminary Pricing Supplement No. 17,464

Registration Statement Nos. 333-293641; 333-293641-01

Dated July 21, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Annual Observation Restriking Securities due July 29, 2031

Based on the Performance of the S&P 500® Futures Excess Return Index

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

￭The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest and have the terms described in the accompanying product supplement, index supplement, tax supplement and prospectus, as supplemented or modified by this document.

￭Payment at maturity.  At maturity, investors will receive the adjusted target payout as of the final observation date. The adjusted target payout will initially be equal to the stated principal amount per security and will be subject to adjustment (upward or downward) as of each of the annual observation dates based on that year’s performance-based payout adjustment (whether positive or negative), which will reflect the performance of the underlier over that annual period, subject to the applicable maximum annual return amount, the applicable buffer amount and the participation rate.

￭Maximum annual return amount and buffer amount each subject to adjustment on an annual basis. The maximum annual return amount and the buffer amount will each be adjusted on an annual basis, reflecting the adjusted target payout from the prior observation date, as set forth below.  As a result, both the maximum annual return amount and the buffer amount may decrease, perhaps significantly, for a given annual period, if the underlier has depreciated over the prior annual observation period. You could lose some or all of your investment in the securities.

￭Because of the annual restriking of the initial level, the compounding of the annual performance-based payout adjustments, as reflected in the adjusted target payout, and the annual resetting of the maximum annual return amount and the buffer amount, the payment at maturity may be less, and may be significantly less, than it would have been had it been calculated using the simple, point-to-point performance of the index over the term of the securities.

￭The securities are for investors who seek a return based on the performance of the underlier, determined as set forth herein, and who are willing to risk their principal and forgo current income and returns beyond the applicable maximum annual return amount in exchange for the tailored economic exposure to the underlier provided by the securities.  Investors in the securities must be willing to accept the risk of losing some or all of their initial investment. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Aggregate principal amount:	$
Underlier:	S&P 500® Futures Excess Return Index (the “underlying index”)
Strike date:	July 24, 2026
Pricing date:	July 24, 2026
Original issue date:	July 29, 2026
Final observation date:	July 24, 2031, subject to postponement for non-trading days and certain market disruption events
Maturity date:	July 29, 2031
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $958.60 per security, or within $40.00 of that estimate. See “Estimated Value of the Securities” on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)(2)	Proceeds to us(3)
Per security	$1,000	$	$
Total	$	$	$

(1)The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)See “Use of Proceeds and Hedging” in the accompanying product supplement.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement, tax supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement, tax supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Principal at Risk Securities dated April 8, 2026 Index Supplement dated April 8, 2026

Tax Supplement dated April 8, 2026 Prospectus dated April 8, 2026

Morgan Stanley Finance LLC

Annual Observation Restriking Securities Principal at Risk Securities

Terms continued from the previous page
Payment at maturity per security:	The amount payable at maturity per $1,000 security will equal the adjusted target payout as of the final observation date.
Adjusted target payout:

The adjusted target payout per security will initially be equal to the stated principal amount of $1,000, and will be subject to adjustment (upward or downward) on each of the five annual observation dates, reflecting the performance of the index over each annual observation period from the respective initial level to the respective final level. Therefore, on any annual observation date, the adjusted target payout will be equal to the sum of the adjusted target payout for the prior annual observation date and the performance-based payout adjustment (whether positive, zero or negative) for the current annual observation date.

Performance-based payout adjustment:

For each annual observation date, the performance-based payout adjustment will equal:

•If the applicable index return is positive:

The lesser of (a) (adjusted target payout for the prior annual observation date × applicable index return × participation rate) and (b) applicable maximum annual return amount

•If the applicable index return is zero or negative but is not less than -15%:

$0

•If the applicable index return is negative and is less than -15%:

(adjusted target payout for the prior annual observation date × applicable index return) + buffer amount

Under these circumstances, the performance-based payout adjustment for the applicable observation date will be negative, and therefore the adjusted target payout will decrease for the applicable annual observation period.

Index return:	For each annual observation date, (final level – initial level) / initial level
Participation rate:	115%
Maximum annual return amount:

For the first annual observation period, the maximum annual return amount per security is $230. For each subsequent annual observation period, the maximum annual return amount per security will equal: 23% × adjusted target payout for the prior annual observation period.

Buffer amount:

For the first annual observation period, the buffer amount per security is $150. For each subsequent annual observation period, the buffer amount per security will equal: 15% × adjusted target payout for the prior annual observation period.

Annual observation periods:

Each annual period beginning on an observation date and ending on the next succeeding observation date; provided that the first annual observation period is the period beginning on the strike date and ending on the first annual observation date.

Annual observation dates:	July 24, 2026, July 26, 2027, July 24, 2028, July 24, 2029, July 24, 2030 and July 24, 2031, subject to postponement for non-trading days and certain market disruption events.
Final level:	For each annual observation period, the index closing level on the observation date on which that observation period ends
Initial level:

For each annual observation date, the index closing level on the observation date on which that annual observation period begins, provided that the initial level for the first annual observation period will be the strike level.

Strike level:	, which is the index closing level on the strike date
CUSIP:	61781GK83
ISIN:	US61781GK833
Listing:	The securities will not be listed on any securities exchange.

Morgan Stanley Finance LLC

Annual Observation Restriking Securities Principal at Risk Securities

Estimated Value of the Securities

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. Our estimate of the value of the securities as determined on the pricing date will be within the range specified on the cover hereof and will be set forth on the cover of the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlier. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlier, instruments based on the underlier, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlier, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the securities in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

Morgan Stanley Finance LLC

Annual Observation Restriking Securities Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity for the securities. The following examples are for illustrative purposes only. The payment at maturity will be determined by reference to the closing level of the underlier on each of the annual observation dates. The actual strike level will be determined on the strike date. All payments on the securities are subject to our credit risk. The numbers in the hypothetical examples below may have been rounded for ease of analysis. The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical strike level:	100.00*
Participation rate:	115%

*The hypothetical strike level of 100.00 for the underlier has been chosen for illustrative purposes only and does not represent the actual strike level of the underlier. Please see “Historical Information” below for historical data regarding the actual closing levels of the underlier.

Example 1:

Year	Index Return	Initial Level	Final Level	Maximum Annual Return Amount	Buffer Amount	Performance-based Payout Adjustment	Adjusted Target Payout
1	+30%	100.00	130.00	$230.00	$150.00	+$230.00	$1,230.00
2	+30%	130.00	169.00	$282.90	$184.50	+$282.90	$1,512.90
3	+30%	169.00	219.70	$347.97	$226.94	+$347.97	$1,860.87
4	+30%	219.70	285.61	$428.00	$279.13	+$428.00	$2,288.87
5	+30%	285.61	371.29	$526.44	$343.33	+$526.44	Payment at Maturity = $2,815.31

In example #1, the underlier appreciates by 30% during each annual observation period. Therefore, the performance-based payout adjustment for each annual observation period is limited by the then-applicable maximum annual return amount. At maturity, investors receive the adjusted target payout, determined as of the final observation date, of $2,815.31 per security.

Example 2:

Year	Index Return	Initial Level	Final Level	Maximum Annual Return Amount	Buffer Amount	Performance-based Payout Adjustment	Adjusted Target Payout
1	+30%	100.00	130.00	$230.00	$150.00	+$230.00	$1,230.00
2	+10%	130.00	143.00	$282.90	$184.50	+$141.45	$1,371.45
3	+30%	143.00	185.90	$315.43	$205.72	+$315.43	$1,686.88
4	+10%	185.90	204.49	$387.98	$253.03	+$193.99	$1,880.88
5	+30%	204.49	265.84	$432.60	$282.13	+$432.60	Payment at Maturity = $2,313.48

In example #2, the underlier appreciates during each annual observation period. During the first, third and fifth annual observation periods, the performance-based payout adjustment is limited by the then-applicable maximum annual return amount. At maturity, investors receive the adjusted target payout, determined as of the final observation date, of $2,313.48 per security.

Morgan Stanley Finance LLC

Annual Observation Restriking Securities Principal at Risk Securities

Example 3:

Year	Index Return	Initial Level	Final Level	Maximum Annual Return Amount	Buffer Amount	Performance-based Payout Adjustment	Adjusted Target Payout
1	-25%	100.00	75.00	$230.00	$150.00	-$100.00	$900.00
2	-25%	75.00	56.25	$207.00	$135.00	-$90.00	$810.00
3	-25%	56.25	42.19	$186.30	$121.50	-$81.00	$729.00
4	-25%	42.19	31.64	$167.67	$109.35	-$72.90	$656.10
5	-25%	31.64	23.73	$150.90	$98.42	-$65.61	Payment at Maturity = $590.49

In example #3, the underlier depreciates by 25% during each annual observation period. Therefore, as the index level has depreciated by more than 15% during each annual observation period, the adjusted target payout decreases as of each annual observation date. At maturity, investors receive the adjusted target payout, determined as of the final observation date, of $590.49 per security, representing a substantial loss on the initial investment.

Example 4:

Year	Index Return	Initial Level	Final Level	Maximum Annual Return Amount	Buffer Amount	Performance-based Payout Adjustment	Adjusted Target Payout
1	-20%	100.00	80.00	$230.00	$150.00	-$50.00	$950.00
2	+30%	80.00	104.00	$218.50	$142.50	+$218.50	$1,168.50
3	-65%	104.00	36.40	$268.76	$175.28	-$609.53	$558.98
4	+20%	36.40	43.68	$128.56	$83.85	+$128.56	$687.54
5	-30%	43.68	30.58	$158.13	$103.13	-$56.26	Payment at Maturity = $631.28

In example #4, the underlier appreciates during the second and fourth annual observation periods, but the underlier depreciates during the first, third and fifth annual observation periods. In this example, the effect of the depreciation of the underlier during the first, third and fifth annual observation periods more than offsets the effect of the appreciation of the underlier during the second and fourth annual observation periods. At maturity, investors receive the adjusted target payout, determined as of the final observation date, of $631.28 per security, representing a substantial loss on the initial investment.

Morgan Stanley Finance LLC

Annual Observation Restriking Securities Principal at Risk Securities

Example 5:

Year	Index Return	Initial Level	Final Level	Maximum Annual Return Amount	Buffer Amount	Performance-based Payout Adjustment	Adjusted Target Payout
1	-20%	100.00	80.00	$230.00	$150.00	-$50.00	$950.00
2	+30%	80.00	104.00	$218.50	$142.50	+$218.50	$1,168.50
3	-10%	104.00	93.60	$268.76	$175.28	$0.00	$1,168.50
4	0%	93.60	93.60	$268.76	$175.28	$0.00	$1,168.50
5	0%	93.60	93.60	$268.76	$175.28	$0.00	Payment at Maturity = $1,168.50

In example #5, the underlier depreciates during the first and third annual observation periods, appreciates during the second annual observation period and neither appreciates nor depreciates for the fourth and fifth annual observation periods. Therefore, although the underlier has depreciated overall over the term of the securities, the payment at maturity is greater than the stated principal amount of the securities, and investors receive the adjusted target payout, determined as of the final observation date, of $1,168.50 per security.

Example 6:

Year	Annual Return	Initial Level	Final Level	Maximum Annual Return Amount	Buffer Amount	Performance-based Payout Adjustment	Adjusted Target Payout
1	-65%	100.00	35.00	$230.00	$150.00	-$500.00	$500.00
2	+70%	35.00	59.50	$115.00	$75.00	+$115.00	$615.00
3	+35%	59.50	80.33	$141.45	$92.25	+$141.45	$756.45
4	+10%	80.33	88.36	$173.98	$113.47	+$86.99	$843.44
5	+15%	88.36	101.61	$193.99	$126.52	+$145.49	Payment at Maturity = $988.94

In example #6, the underlier depreciates significantly during the first annual observation period but appreciates during the second, third, fourth and fifth annual observation periods. In this example, the effect of the significant depreciation in the level of the underlier during the first annual observation period more than offsets the effect of the appreciation in the level of the underlier during the second, third, fourth and fifth annual observation periods. Therefore, although the underlier has appreciated overall over the term of the securities, the payment at maturity is less than the stated principal amount of the securities, and investors receive the adjusted target payout, determined as of the final observation date, of $988.94 per security, representing a loss on the initial investment.

Example 7:

Year	Annual Return	Initial Level	Final Level	Maximum Annual Return Amount	Buffer Amount	Performance-based Payout Adjustment	Adjusted Target Payout
1	+100%	100.00	200.00	$230.00	$150.00	+$230.00	$1,230.00
2	-30%	200.00	140.00	$282.90	$184.50	-$184.50	$1,045.50
3	-30%	140.00	98.00	$240.47	$156.83	-$156.83	$888.68
4	-30%	98.00	68.60	$204.40	$133.30	-$133.30	$755.37
5	-30%	68.60	48.02	$173.74	$113.31	-$113.31	Payment at Maturity = $642.07

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Annual Observation Restriking Securities Principal at Risk Securities

In example #7, the underlier appreciates significantly during the first annual observation period but depreciates during each of the second, third, fourth and fifth annual observation periods. Because the maximum annual return amount limits investors’ opportunity to participate in the underlier’s appreciation during any annual observation period, investors do not benefit fully from the significant appreciation of the underlier during the first annual observation period, and the depreciation in the level of the underlier during the second, third, fourth and fifth annual observation periods therefore more than offsets the appreciation in the level of the underlier during the first annual observation period. At maturity, investors receive the adjusted target payout, determined as of the final observation date, of $642.07 per security, representing a substantial loss on the initial investment.

Morgan Stanley Finance LLC

Annual Observation Restriking Securities Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, tax supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest or guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that they do not pay interest or guarantee the return of any principal. If the level of the underlier depreciates by more than 15% over any annual observation period, the performance-based payout adjustment for the applicable observation date will be negative, and therefore the adjusted target payout will decrease for the applicable annual observation period. You could lose some or all of your initial investment in the securities.

￭The securities may underperform alternative investments linked to the performance of the underlier. The securities measure the performance of the underlier over each of the annual observation periods, with resulting formulaic adjustments made to the economic terms of the securities on an annual basis, as set forth herein. Because of the annual restriking of the initial level, the compounding of the annual performance-based payout adjustments, as reflected in the adjusted target payout, and the annual resetting of the maximum annual return amount and the buffer amount, the payment at maturity may be less, and may be significantly less, than it would have been had it been calculated using the simple, point-to-point performance of the index over the term of the securities.

￭The return on the securities will be limited due to the maximum annual return amount. The performance-based payout adjustment for each annual observation period is subject to the applicable maximum annual return amount and will not reflect any further appreciation of the underlier for that annual observation period. As a result, the return on the securities will be capped and may not reflect the full appreciation of the underlier during one or more of the annual observation periods, and investors will not benefit from the participation rate for returns above the maximum annual return amount.

￭The maximum annual return amount and buffer amount are each subject to potential reduction on an annual basis. The maximum annual return amount and the buffer amount will each be adjusted on an annual basis, reflecting the adjusted target payout from the prior observation date.  As a result, both the maximum annual return amount and the buffer amount may decrease, perhaps significantly, for a given annual period, if the underlier has depreciated over the prior annual observation period. You could lose some or all of your investment in the securities.

￭A significant decline in the level of the underlier in one, or a limited number, of the annual observation periods may entirely offset the effect of significant increases in the level of the underlier in other annual observation periods. Because the maximum annual return amount limits your opportunity to participate in the underlier’s appreciation, significant declines in the level of the underlier during one, or a limited number, of the annual observation periods may offset, or more than offset, significant increases in the level of the underlier during other annual observation periods, potentially resulting in a loss on your investment even if the underlier appreciates over the term of the securities.

￭The amount payable on the securities is not linked to the value of the underlier at any time other than the annual observation dates. The final level for each annual observation period will be based on the closing level of the underlier on the respective annual observation date, subject to postponement for non-trading days and certain market disruption events. Even if the value of the underlier performs favorably prior to an annual observation date but then performs unfavorably by the respective annual observation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been calculated based on the value of the underlier prior to such movement. Although the actual value of the underlier on the stated maturity date or at other times during the term of the securities may be different than the closing level of the underlier on the annual observation dates, the payment at maturity will be calculated solely based on the closing levels of the underlier on the annual observation dates.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the value of the underlier at any time will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include:

othe volatility (frequency and magnitude of changes in value) of the underlier;

ointerest and yield rates in the market;

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlier or markets generally;

othe availability of comparable instruments;

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Annual Observation Restriking Securities Principal at Risk Securities

othe composition of the underlier and changes in such composition;

othe time remaining until the securities mature; and

oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, the closing level of the underlier has depreciated, or if market interest rates rise.

You can review the historical closing levels of the underlier in the section of this document called “Historical Information.” You cannot predict the future performance of the underlier based on its historical performance. The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. There can be no assurance that the underlier will perform favorably so that you do not suffer a loss on your initial investment in the securities.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities, and, therefore, you are subject to our credit risk. The securities are not guaranteed by any other entity. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the securities in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

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Annual Observation Restriking Securities Principal at Risk Securities

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭As discussed in more detail in the accompanying product supplement, investing in the securities is not equivalent to investing in the underlier(s).

￭The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. In particular, due to the terms of the securities and current market conditions, there is a substantial risk that the securities could be characterized as debt instruments for U.S. federal income tax purposes, in which case the timing and character of income recognized in respect of the securities could be different from those described herein and possibly adverse to certain investors. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlier(s)

￭Because your return on the securities will depend upon the performance of the underlier(s), the securities are subject to the following risk(s), as discussed in more detail in the accompanying product supplement.

oHigher future prices of a futures contract to which the underlier is linked relative to its current prices may adversely affect the value of the underlier and the value of the securities.

oSuspensions or disruptions of market trading in futures markets could adversely affect the value of the securities.

oLegal and regulatory changes could adversely affect the return on and value of the securities.

￭Adjustments to the S&P 500® Futures Excess Return Index could adversely affect the value of the securities. As the underlying index publisher for the S&P 500® Futures Excess Return Index, S&P® Dow Jones Indices LLC can make methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the securities. An underlying index publisher has no obligation to consider your interests in calculating or revising an underlying index. An underlying index publisher may discontinue or suspend calculation or publication of an underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.

Risks Relating to Conflicts of Interest

In engaging in certain activities described below and as discussed in more detail in the accompanying product supplement, our affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will make any determinations necessary to calculate any payment(s) on the securities. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, which may adversely affect your return on the securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

Morgan Stanley Finance LLC

Annual Observation Restriking Securities Principal at Risk Securities

Historical Information

S&P 500® Futures Excess Return Index Overview

Bloomberg Ticker Symbol: SPXFP

The S&P 500® Futures Excess Return Index is an equity futures index that measures the excess return of the performance of the nearest maturing quarterly E-mini S&P 500 futures contract (its “futures contract”) trading on the Chicago Mercantile Exchange. The underlying index publisher with respect to the S&P 500® Futures Excess Return Index is S&P® Dow Jones Indices LLC, or any successor thereof. E-mini S&P 500 futures contracts are U.S. dollar-denominated futures contracts based on the performance of the S&P 500® Index (its “reference index”). For additional information about the S&P 500® Index and how it is calculated and maintained, see “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement. For additional information about the S&P 500® Futures Excess Return Index, see the information set forth under “S&P 500® Futures Excess Return Index” in the accompanying index supplement.

The closing level of the underlier on July 20, 2026 was 7,443.28. The following graph sets forth the daily closing levels of the underlier for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The underlier has at times experienced periods of high volatility. You should not take the historical closing levels of the underlier as an indication of its future performance, and no assurance can be given as to the closing level of the underlier at any time.

Underlier Daily Closing Levels January 1, 2021 to July 20, 2026

Morgan Stanley Finance LLC

Annual Observation Restriking Securities Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the terms on the cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement, tax supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 per security and integral multiples thereof
Amortization period:	The 6-month period following the issue date
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)

Morgan Stanley Finance LLC

Annual Observation Restriking Securities Principal at Risk Securities

Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
United States federal income tax considerations:

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities generally should be treated as capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In particular, due to the terms of the securities and current market conditions, there is a substantial risk that the securities could be characterized as debt instruments for U.S. federal income tax purposes, in which case the timing and character of income recognized in respect of the securities could be different from those described herein and possibly adverse to certain investors. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Morgan Stanley Finance LLC

Annual Observation Restriking Securities Principal at Risk Securities

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement, the index supplement and the tax supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the index supplement, the tax supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the index supplement, the product supplement and the tax supplement if you so request by calling toll-free 1-(800)-584-6837.

Terms used but not defined in this document are defined in the product supplement, in the index supplement, in the tax supplement or in the prospectus. Each of the product supplement, the index supplement, the tax supplement and the prospectus can be accessed via the hyperlinks set forth on the cover of this document.